Woodward Reports Third Fiscal Quarter and Nine Months Results

ROCKFORD, IL -- 07/25/2005 -- Woodward Governor Company (NASDAQ: WGOV) today reported financial results for its third fiscal quarter and nine months ended June 30, 2005.

Net sales for the quarter were $210,252,000, up 16 percent from $180,496,000 for the third quarter last year. Earnings before income taxes for the quarter were $25,488,000, compared with $13,218,000 for the same quarter a year ago. This year's results included a curtailment gain of $7,825,000 that resulted from changes to a retirement healthcare benefit plan. In addition, this year's results included workforce management and facility consolidation costs totaling approximately $1,329,000.

Net earnings for the quarter were $19,746,000, or $1.68 per share, compared with $8,213,000, or $0.71 per share in the same quarter last year (all per share amounts are diluted). Our effective income tax rate for the quarter was 22.5 percent of pretax earnings, which is below the rate expected for the full year due to changes in estimates of income taxes provided for previous periods. The changes in estimates resulted from increases in the amount of certain credits claimed or expected to be claimed, and changes in the amount of certain deductions taken or expected to be taken. The effect of the changes reduced reported income tax expense by $2,923,000, or the equivalent of 11.5 percent of pretax earnings. We currently anticipate the applicable rate for our fourth quarter will be 34.0 percent.

"Our results were significantly better than last year, largely driven by higher sales derived from stronger industrial and aircraft markets, as well as an income tax rate less than previously expected. Through our ongoing commitment to product development, we continue to be well positioned with the right solutions to meet our customers' new program demands," said Thomas A. Gendron, President and Chief Executive Officer.

The current workforce management actions primarily relate to the consolidation of our European operations, which we plan to complete by the end of March 2006. We currently expect to incur additional costs for these actions totaling approximately $1,400,000 over the next three quarters. The actions are expected to result in gradually increasing savings that, once fully implemented, will range from $9,000,000 to $11,000,000 annually from amounts that would have been incurred prior to the actions.

Industrial Controls' net sales for the third quarter were $136,592,000, compared with $113,130,000 a year ago, an increase of 21 percent. Segment earnings were $9,469,000, compared with $2,692,000 for the same quarter a year ago. This year's third quarter results included approximately $1,329,000 of workforce management and facility consolidation costs.

"Led by demand from Asia and emerging markets in Eastern Europe for infrastructure-related products, the strength of our markets continued into the third quarter," commented Mr. Gendron. "We are demonstrating our ability to meet our customers' increased production orders in an efficient manner, as well as servicing our large installed base of products on industrial gas turbines and engines."

Aircraft Engine Systems' net sales for the second quarter were $73,660,000, compared with $67,366,000 in the same quarter a year ago, an increase of 9 percent. Segment earnings for the quarter were $14,321,000, compared with $15,162,000 a year ago.

"During the quarter, Aircraft Engine Systems continued to perform at a very consistent and respectable level. Product development activity for commercial and military programs in the quarter was up reflecting a growing pipeline of projects, which is a positive sign of future growth," said Mr. Gendron. "In addition, approximately 75 percent of the aircraft orders announced at the 2005 Paris Air Show are expected to use aircraft engines equipped with one or more Woodward products."

For the nine months ended June 30, 2005, consolidated net sales were $610,196,000 compared with $512,420,000 for the same period a year ago, an increase of 19 percent. Earnings before income taxes were $64,818,000, compared with $39,828,000, for the same period last year. These results included a gain of $3,834,000 from the first quarter sale of certain product line rights and the curtailment gain of $7,825,000 described above. Net earnings were $44,720,000, or $3.83 per share, compared with $24,711,000, or $2.14 per share, last year. The effective tax rate for the nine-month period was 31.0 percent of pretax earnings. Changes in estimates of income taxes for previous periods, which are described above, reduced our nine-month tax rate by 3.0 percent of pretax earnings, or $1,940,000.

"Over the past two years, Woodward's industrial and aircraft engine markets have experienced impressive recoveries in demand, which helped Woodward increase revenues and raise profitability," said Mr. Gendron. "Looking forward, there is healthy OEM and aftermarket demand for our aircraft products and systems, as well as development opportunities to supply new programs.

"Despite otherwise strong demand, some of our industrial customers are experiencing production capacity limitations and supply constraints from other suppliers. Although Woodward is well positioned for increased capacity, these constraints may moderate the rate of sales growth we've seen over the past two years, which would influence our revenue growth.

"Our previous estimate of earnings for fiscal year 2005 of $3.85 to $4.15 per share included the gain on the sale of certain product line rights. It did not include the third quarter curtailment gain or the lower expected effective tax rate. Considering all these items, we now anticipate 2005 fiscal year earnings to be in the range of $4.70 to $4.85 per share," concluded Mr. Gendron.

Woodward will hold an investor conference call at 7:30 a.m. CT on Tuesday, July 26, 2005, to provide an overview of the third quarter and nine months' financial performance, business highlights, and outlook for the remainder of the year. You are invited to listen to the live webcast of our conference call or a recording at our website, www.woodward.com.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, and power generation and mobile industrial equipment. The company's innovative control, fuel delivery, and combustion systems help customers worldwide operate cleaner, more reliable, and cost effective equipment. Woodward is headquartered in Rockford, Illinois, and serves global power generation, transportation, process industries, and aerospace markets from locations worldwide. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K/A for the year ended September 30, 2004. Woodward's Form 10-Q for the quarterly period ended June 30, 2005 is expected to be available by August 10, 2005.

Woodward Governor Company and Subsidiaries
STATEMENTS OF CONSOLIDATED EARNINGS

                                Three months ended      Nine months ended
                                     June 30,               June 30,
(Unaudited - in thousands
  except per share amounts)       2005      2004         2005      2004
                               --------   --------    --------   --------
Net sales                      $210,252   $180,496    $610,196   $512,420
                               --------   --------    --------   --------
Costs and expenses:
   Cost of goods sold           158,867    135,428     459,660    383,180
   Sales, general, and
    administrative expenses      19,427     19,311      57,683     54,221
   Research and
    development costs            12,811     10,515      35,106     29,310
   Amortization of
    intangible assets             1,770      1,713       5,326      5,143
   Curtailment gain              (7,825)         -      (7,825)         -
   Interest expense               1,461      1,372       4,355      4,067
   Interest income                 (478)      (135)     (1,515)      (921)
   Other income                  (1,947)      (968)     (8,318)    (2,827)
   Other expense                    678         42         906        419
                               --------   --------    --------   --------
   Total costs and expenses     184,764    167,278     545,378    472,592
                               --------   --------    --------   --------
Earnings before income taxes     25,488     13,218      64,818     39,828
Income taxes                      5,742      5,005      20,098     15,117
                               --------   --------    --------   --------
Net earnings                   $ 19,746   $  8,213    $ 44,720   $ 24,711
                               ========   ========    ========   ========
Per share amounts:
Basic                          $   1.73   $   0.73    $   3.93   $   2.19
Diluted                        $   1.68   $   0.71    $   3.83   $   2.14
                               --------   --------    --------   --------
Weighted-average number of
 shares outstanding:
Basic                            11,423     11,299      11,380     11,279
Diluted                          11,730     11,608      11,686     11,543
                               ========   ========    ========   ========

Certain reclassifications have been made to the financial statement line items for the three and nine months ended June 30, 2004, to conform to the 2005 presentation.

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

                                             At June 30,  At September 30,
(Unaudited - in thousands)                        2005          2004
                                              ---------     ---------
Assets
   Current assets:
      Cash and cash equivalents               $  74,671     $  48,895
      Accounts receivable                        94,812        99,277
      Inventories                               155,423       138,708
      Income taxes receivable                     3,811             -
      Deferred income taxes                      19,239        16,852
      Other current assets                        4,455         5,064
                                              ---------     ---------
        Total current assets                    352,411       308,796
   Property, plant, and equipment-net           111,345       117,310
   Goodwill                                     131,341       131,542
   Other intangibles-net                         80,348        85,711
   Deferred income taxes                              -         4,318
   Other assets                                  10,196         6,617
                                              ---------     ---------
Total assets                                  $ 685,641     $ 654,294
                                              =========     =========
Liabilities and shareholders' equity
   Current liabilities:
      Short-term borrowings                   $   6,291     $   5,833
      Current portion of long-term debt          14,435           956
      Accounts payable                           34,421        35,207
      Accrued liabilities                        59,585        65,573
      Income taxes payable                            -         3,703
                                              ---------     ---------
        Total current liabilities               114,732       111,272
   Long-term debt, less current portion          73,985        88,452
   Other liabilities                             68,064        68,709
   Deferred income taxes                          1,301             -
                                              ---------     ---------
   Total liabilities                            258,082       268,433
   Shareholders' equity                         427,559       385,861
                                              ---------     ---------
Total liabilities and shareholders' equity    $ 685,641     $ 654,294
                                              =========     =========

Woodward Governor Company and Subsidiaries
OTHER SELECTED INFORMATION

                                Three months ended      Nine months ended
                                     June 30,               June 30,
(Unaudited - in thousands)        2005      2004         2005      2004
                                --------  --------    --------   --------
External net sales:
Industrial Controls             $136,592  $113,130    $394,978   $314,781
Aircraft Engine Systems           73,660    67,366     215,218    197,639

Segment earnings:
Industrial Controls                9,469     2,692      24,619     12,657
Aircraft Engine Systems           14,321    15,162      48,555     40,262

Workforce management costs:
Member termination benefits          469         -       1,341        151
Related costs of
 facility consolidation              943         -         943          -
Member termination
 benefits adjustments                (83)     (348)     (2,198)      (431)
                                --------  --------    --------   --------
Total workforce management costs   1,329      (348)         86       (280)
                                --------  --------    --------   --------
Capital expenditures               6,639     4,654      16,325     14,015
Depreciation expense               5,794     6,196      18,960     19,780
                                ========  ========    ========   ========

Segment earnings in the table above do not reflect nonsegment expenses, curtailment gain, interest, and income taxes.

Contact:
Stephen P. Carter
Executive Vice President,
Chief Financial Officer and Treasurer
815-639-6800

Woodward Governor Company
5001 North Second Street
P.O. Box 7001
Rockford, IL 61125-7001
Tel: 815-877-7441
Fax: 815-639-6050